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                                                                       EXHIBIT 5


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M L JONES                                                   MLJ/cs/73287.143
PARTNER                                                     Direct Telephone: (441) 298 3223
                                                            Direct Fax: (441) 298 3479
                                                            Direct e-mail: mjones@ask.bm

                                                            9 November 2001
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Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08

Dear Sirs:

TYCO INTERNATIONAL LTD. (THE "COMPANY")

    We have acted as attorneys in Bermuda for the Company in connection with the Registration Statement on Form S-4 (File No. 333-72038) (the "Registration Statement") filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933 (as amended).

    This opinion is addressed to you in connection with common shares of par value US$0.20 each (the "Common Shares") of the Company to be acquired by the shareholders of TyCom Ltd. ("TyCom") in connection with the amalgamation (the "Amalgamation") of TyCom with TGN Holdings, Ltd. ("TGN"), an indirect wholly owned subsidiary of the Company pursuant to the Agreement and Plan of Amalgamation dated as of October 18, 2001 by and between TGN and TyCom (the "Amalgamation Agreement").

    For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the "Documents").

    Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Amalgamation Agreement.

ASSUMPTIONS

    In stating our opinion we have assumed:

    (a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;


    (b) the genuineness of all signatures on the Documents;


    (c) the authority, capacity and power of each of the persons signing the documents which we have reviewed (other than the Directors or Officers of the Company);


    (d) that any factual statements made in any of the Documents are true, accurate and complete;


    (e) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Amalgamation Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Amalgamation Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;
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    (f) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

    (g) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

    (h) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout;

    (i) that TyCom, TGN and the Company have entered into their respective obligations under or pursuant to the Amalgamation Agreement, as the case may be, in good faith for the purpose of carrying on their business and that, at the time they did so, there were reasonable grounds for believing that the transactions contemplated by the Amalgamation Agreement would benefit TyCom, TGN and the Company; and

    (j) that when filed the Proxy Statement/Prospectus will not differ in any material respect from the draft which we have examined for the purpose of this opinion.

OPINION

    Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

    (1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

    (2) All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Common Shares.

    (3) When the Common Shares have been duly issued and paid for pursuant to and in accordance with the terms and conditions referred to or summarised in the Resolutions, the Amalgamation Agreement and the Proxy Statement/Prospectus, and upon completion of the transactions provided for in the Amalgamation Agreement, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

    (4) The acquisition of the Common Shares by the shareholders of TyCom in accordance with the Amalgamation Agreement will not breach or conflict with and will not constitute a default or violation of any of the terms or provisions of the Company's Constitutional Documents.

    (5) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof, in respect of the issue of the Common Shares in accordance with the Amalgamation Agreement.

RESERVATIONS

    We have the following reservations:

    (a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.
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    (b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

    (c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

DISCLOSURE

    This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

    We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement and to the references to our firm in the Proxy Statement/Prospectus.

    This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully


/s/ Appleby Spurling & Kempe


APPLEBY SPURLING & KEMPE
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                                    SCHEDULE

1.  a conformed copy of the executed Amalgamation Agreement;

2. a copy of the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission as part of Amendment No. 1 to the Form S-4 Registration Statement (Registration No. 333-72038) as emailed to us on November 6, 2001;


3. an Officer's Certificate dated November 9, 2001 issued by Mark H. Swartz, Executive Vice President and Chief Financial Officer of the Company in respect of resolutions adopted by the Board of Directors on October 1, 2001 and other matters relating to the Amalgamation (the "Resolutions");


4. the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on November 9, 2001 (the "Company Search");

5. the entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on November 9, 2001 (the "Litigation Search");

6. certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company incorporating all amendments to March 27, 2001 (collectively referred to as the "Constitutional Documents");

7. a copy of the permissions dated 20 April, 1999, 29 April, 1999 and 11 June, 1999 given by the Bermuda Monetary Authority under the Exchange Control Act
    (1972) and related regulations for the issue of common shares in the capital of the Company;


8. a Certificate of Compliance dated November 9, 2001 issued by the Ministry of Finance in respect of the Company; and



9. an email confirmation by the Shareholder Services Division of the Company of the issued share capital of the Company as at November 8, 2001.